UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2009
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200  Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2009, as part of Chrysler LLC’s (“Chrysler”) proposed industrial alliance with Fiat S.p.A. and efforts to effect a restructuring with the support of the U.S. Department of the Treasury (the “Treasury”), GMAC LLC (“GMAC”) entered into a Master Auto Finance Agreement Term Sheet with Chrysler (the “Term Sheet”), pursuant to which GMAC will provide certain retail and wholesale financing for the Chrysler dealer network.

The financial services to be rendered by GMAC will be offered for all brands distributed through the Chrysler dealer network in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties.   GMAC will provide dealer financing and services and retail financing to Chrysler dealers and customers, as GMAC deems appropriate according to its credit policies and in its sole discretion.  Chrysler is obligated to provide GMAC with certain exclusivity privileges, including the use of GMAC for designated minimum threshold percentages of certain of Chrysler’s retail financing subvention programs.  The agreement will extend for a period of four years, with automatic one-year renewals unless either GMAC or Chrysler provides sufficient notice of non-renewal.

Under the Term Sheet, GMAC has agreed to use commercially reasonable efforts to offer standard retail financing and to put in place new interim dealer funding for new and used inventory as promptly as practicable (with a target completion date of May 15, 2009) and to conduct dealer credit assessments of each Chrysler dealer within 180 days.  All decisions to establish credit lines or to provide other products and services with a dealer will be at GMAC’s sole discretion.  GMAC has also agreed to work with Chrysler to develop other dedicated or customized services as the parties may agree from time to time.

Chrysler has agreed to provide GMAC with certain protections designed to minimize GMAC’s risk of loss due to, among other things, the effects of a bankruptcy filing and reorganization by Chrysler.  GMAC is entitled to take certain actions to ensure that its gross unsecured exposure to Chrysler remains below designated levels, and Chrysler is obligated to provide GMAC with cash collateral in the amount of GMAC’s current good-faith estimate of unsecured exposure to Chrysler as a result of subvention programs over a rolling two-week period.  GMAC and Chrysler have agreed to negotiate in good faith to appropriately adjust such protections following the successful stabilization of Chrysler’s automobile manufacturing business, and in any event on an annual basis.

GMAC may terminate the Term Sheet on and after May 16, 2009 if, among other things, (i) the  bankruptcy court administering the cases of Chrysler and its subsidiaries has not approved, among other things, the Term Sheet, (ii) GMAC shall not have obtained certain regulatory approvals as previously discussed between Treasury and GMAC required to permit GMAC to perform its obligations under the Term Sheet, or (iii) Treasury shall not have (a) provided GMAC with an amount and form of equity capital consistent with prior discussions between Treasury and GMAC and (b) entered into a binding agreement with GMAC with respect to the GMAC Dealer Transition Financing Support Program providing for reimbursement by the U.S. government of certain losses incurred by GMAC, GMAC Bank or any other GMAC subsidiary in connection with the Term Sheet in an amount and on terms previously discussed with and mutually agreed by Treasury and GMAC.

Item 2.02	Results of Operations and Financial Condition.

On May 5, 2009, GMAC issued a press release announcing preliminary operating results for the first quarter ended March 31, 2009. The press release is attached hereto and incorporated by reference as Exhibit 99.1.  Charts furnished to securities analysts are attached hereto and incorporated by reference as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, Dated May 5, 2009

99.2	Charts Furnished to Securities Analysts

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC
(Registrant)

Dated: May 5, 2009	/S/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer
and Controller

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, Dated May 5, 2009

99.2	Charts Furnished to Securities Analysts